Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S SECOND QUARTER 2008 ADJUSTED EARNINGS

PER SHARE INCREASED 2 PERCENT TO $1.14

Second Quarter 2008 Revenue

Increased 1 percent to $3.8 Billion

Second Quarter 2008 GAAP Earnings Per Share

Decreased 3 percent to $0.87

Full Year Revenue Guidance Raised from

$14.2 Billion – $14.6 Billion to $14.6 Billion – $14.9 Billion

Full Year Adjusted EPS Guidance Raised from

$4.00 – $4.30 to $4.25 – $4.45

THOUSAND OAKS, Calif. (July 28, 2008) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS), excluding stock option expense and certain other expenses, of $1.14 for the second quarter of 2008, an increase of 2 percent compared to $1.12 for the second quarter of 2007. Adjusted net income, excluding stock option expense and certain other expenses, decreased 2 percent to $1,235 million in the second quarter of 2008 compared to $1,265 million in the second quarter of 2007. Stock option expense on a per share basis totaled 1 cent and 3 cents for the second quarter of 2008 and 2007, respectively.

Total revenue increased 1 percent during the second quarter of 2008 to $3,764 million versus $3,728 million in the second quarter of 2007.

Adjusted EPS and adjusted net income for the second quarter 2008 and 2007 exclude, for the applicable periods, stock option expense, loss accruals for certain legal proceedings, certain expenses related to acquisitions, restructuring charges and certain

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Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

other items. These expenses and other items are itemized on the attached reconciliation tables. Adjusted EPS including the impact of stock option expense are also itemized in the notes to the attached reconciliation tables.

Calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP EPS were $0.87 in the second quarter of 2008, a 3 percent decrease compared to $0.90 in the same quarter last year. GAAP net income decreased 8 percent to $941 million in the second quarter of 2008 from $1,019 million in the second quarter of 2007.

“Our business showed good stability through the first half of the year, giving us confidence to increase our previously issued guidance on a full year basis,” said Kevin Sharer, chairman and chief executive officer. “We are very pleased with the denosumab Phase 3 results in postmenopausal osteoporosis from the ‘216 study and are also looking forward to presenting these data in detail at a scientific conference this fall. We also expect a number of important events in the second-half of the year including a review of all registration-enabling studies completed so far with denosumab and launch of Nplate,” concluded Sharer.

Product Sales Performance

During the second quarter, total product sales increased 2 percent to $3,692 million from $3,604 million in the second quarter of 2007. Sales in the U.S. totaled $2,843 million, a decrease of 1 percent versus $2,879 million in the second quarter of 2007. International sales increased 17 percent to $849 million versus $725 million for the second quarter of 2007. Changes in foreign exchange positively impacted second quarter 2008 sales by $93 million. Excluding the impact of foreign exchange, total product sales were relatively unchanged and international product sales increased 4 percent.

Worldwide sales of Aranesp® (darbepoetin alfa) decreased 13 percent to $825 million in the second quarter of 2008 versus $949 million during the second quarter of 2007. This decline was principally driven by U.S. Aranesp sales, which were $427 million in the second quarter of 2008 versus $578 million in the second quarter of the prior year, a decrease of 26 percent. This decline reflects the negative impact on demand, primarily in the supportive cancer care setting, from regulatory and reimbursement changes which principally occurred in the second half of 2007. International Aranesp sales increased 7 percent to $398 million versus $371 million in the second quarter of 2007 due to changes in foreign exchange which positively impacted second quarter 2008 sales by approximately $46 million, partially offset by pricing pressure and ESA (Erythropoiesis Stimulating Agent) dosing conservatism. Excluding the impact of foreign exchange, worldwide product sales decreased 18 percent and international product sales decreased 5 percent.

Sales of EPOGEN® (Epoetin alfa) were relatively unchanged at $622 million in the second quarter of 2008 versus $624 million in the second quarter of 2007. The increase in demand due to patient population growth was offset primarily due to a reduction in dose / utilization due to ESA label changes and implementation of the Erythropoietin Monitoring Policy (EMP).

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Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) increased 15 percent to $1,201 million in the second quarter of 2008 versus $1,041 million for the second quarter of 2007, driven primarily by increased demand for Neulasta. Combined sales of Neulasta and NEUPOGEN in the U.S. were $869 million in the second quarter of 2008 versus $773 million in the second quarter of 2007, an increase of 12 percent primarily reflecting an increase in demand for Neulasta. This increase in demand was principally driven by an increase in the average net sales price and to a lesser extent an increase in units, which we believe was driven by customer stocking. Combined international sales increased 24 percent to $332 million in the second quarter of 2008 versus $268 million for the same quarter in the prior year. This growth reflects changes in foreign exchange which positively impacted second quarter 2008 combined international sales by approximately $36 million, as well as increased demand driven by the continued conversion from NEUPOGEN to Neulasta. Excluding the impact of foreign exchange, combined worldwide product sales increased 12 percent and international product sales increased 10 percent.

Sales of Enbrel® (etanercept) increased 2 percent in the second quarter to $841 million versus $823 million during the same period in 2007. Sales growth was driven by higher demand due to increases in both average net sales price and patients, partially offset by unfavorable changes in wholesaler inventory levels. ENBREL sales growth in the second quarter was affected by share declines in the U.S. versus the second quarter of 2007 due to increased competitive activity. However, sales growth continued in both rheumatology and dermatology, and ENBREL continues to maintain a leading position in both segments.

Worldwide sales of Sensipar® (cinacalcet HCl) increased 39 percent to $150 million in the second quarter of 2008 versus $108 million during the second quarter of 2007. This growth was principally driven by demand, primarily due to segment penetration.

Vectibix® (panitumumab) sales for the second quarter were $32 million as compared to $45 million in the second quarter of 2007. This decrease was driven by lower U.S. demand.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales decreased 6 percent to $512 million in the second quarter of 2008 versus $546 million in the second quarter of 2007. This decrease was primarily driven by lower cost ENBREL and lower inventory reserves. The Company expects full year 2008 adjusted Cost of Sales expense to decrease slightly as a percent of sales versus 2007.

Research & Development (R&D) expenses of $779 million in the second quarter of 2008 were relatively unchanged year over year versus $777 million in the second quarter of 2007. The benefits derived from licensing transactions with Daiichi Sankyo and Takeda in Japan, lower clinical trial costs and lower staff

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Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

related and other related expense resulting from the 2007 restructuring program were offset by the $100 million upfront payment associated with the Kyowa Hakko collaboration. The Company expects full year 2008 adjusted R&D expense dollars to be similar to 2007.

Selling, General & Administrative (SG&A) expenses increased 6 percent to $894 million in the second quarter of 2008 versus $840 million in the second quarter of 2007 reflecting higher Wyeth profit share expenses and to a lesser extent, higher depreciation and other related expenses associated with placing our Enterprise Resource Planning system in service this quarter. Wyeth profit share expenses increased 13 percent to $283 million in the second quarter of 2008 versus $250 million in the second quarter of 2007. Excluding Wyeth profit share, SG&A expenses in the second quarter of 2008 increased 4 percent versus the same quarter last year. The Company expects 2008 adjusted SG&A expense dollars excluding Wyeth profit share expenses to be slightly higher versus 2007.

During the second quarter of 2008, Amgen repurchased approximately 33 million shares of its common stock at a total cost of $1.5 billion. The Company currently has $4.9 billion remaining under its authorized stock repurchase program. Average diluted shares for adjusted EPS in the second quarter of 2008 were 1,080 million versus 1,132 million in the second quarter of 2007.

Capital expenditures for the second quarter of 2008 were approximately $165 million versus $402 million in the second quarter of 2007. Worldwide cash and marketable securities were $8.5 billion and debt was $11.2 billion at the end of the second quarter of 2008.

2008 Revenue and EPS Guidance Raised

The Company is raising its revenue guidance range from the previously provided range of $14.2 billion to $14.6 billion to an increased range of $14.6 billion to $14.9 billion. The Company is also raising its 2008 adjusted EPS guidance range from the prior range of $4.00 to $4.30 to an increased range of $4.25 to $4.45, excluding stock option expense and certain other expenses, based upon sales momentum and lower operating expense due to continuing efficiencies.

Second Quarter Product and Pipeline Update

The Company provided updates on selected products and late-stage clinical programs.

Aranesp: The Company noted that it continues to work closely with regulatory agencies to complete label revisions.

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Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

Nplate™ (romiplostim): The Company announced that it continues to work with FDA to assist in the completion of the review process. Nplate is under review for the treatment of thrombocytopenia in adults with chronic immune (idiopathic) thrombocytopenic purpura (ITP).

Vectibix: The Company announced that the Phase 2 STEPP study (Skin Toxicity Evaluation Protocol with Panitumumab) showed that preemptive treatment reduced the incidence rate of skin toxicities without additional side effects.

ENBREL: The Company announced that, on July 24, 2008, it received notification from the FDA through a Complete Response letter that they would like additional information to support the use of ENBREL in pediatric patients with moderate to severe plaque psoriasis. Amgen continues to work with the FDA to provide information to address additional questions related to the supplemental biologics license application (sBLA) and cannot speculate on the timing of the FDA’s response.

Denosumab: The Company announced that its Phase 3 pivotal PMO fracture study met primary and all secondary endpoints. Treatment with denosumab resulted in a statistically significant reduction in the incidence of new vertebral fractures compared to placebo. Patients receiving denosumab experienced a statistically significant reduction in the incidence of new non-vertebral and hip fractures (secondary endpoints). The incidence and types of adverse and serious adverse events, including serious infections and neoplasms, were similar between the denosumab and placebo groups.

The Company announced that the Phase 3 study for the treatment of bone loss in men undergoing androgen deprivation therapy (ADT) for non-metastatic prostate cancer met the bone mineral density primary endpoint. Patients receiving denosumab experienced less than half the incidence of new vertebral fractures (a secondary endpoint) compared with the placebo arm, a statistically significant finding. The incidence and types of adverse events were similar between the denosumab and placebo arms. In addition, the Company announced that the Phase 3 study for the prevention of bone metastases in men with prostate cancer completed enrollment.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

As previously announced, the Company has posted in the Investors section of the Company’s Web site (www.amgen.com/investors) a slide presentation related to its second quarter financial results conference call, scheduled for 2 p.m. Pacific Time today. The conference call will be broadcast over the Internet and can also be found on Amgen’s Web site at the above web address.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP basis) for the three and six months ended June 30, 2008 and 2007. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting

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Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with U.S. GAAP.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2007, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

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Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2008				Three Months Ended June 30, 2007
	GAAP	Adjustments		“Adjusted”			GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,692	$—		$3,692			$3,604	$—		$3,604
Other revenues	72	—		72			124	—		124

Total revenues	3,764	—		3,764			3,728	—		3,728

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	515	(3)	(a)	512			558	(7)	(a)	546
								(1)	(f)
								(4)	(g)
Research and development	809	(11)	(a)	779			817	(21)	(a)	777
		(1)	(b)					(18)	(c)
		(18)	(c)					(1)	(h)
Selling, general and administrative	904	(10)	(a)	894			860	(20)	(a)	840
Amortization of intangible assets	73	(73)	(d)	—			74	(74)	(d)	—
Other	284	(21)	(b)	—			289	(289)	(b)	—
		(263)	(e)

Total operating expenses	2,585	(400)		2,185			2,598	(435)		2,163

Operating income	1,179	400		1,579			1,130	435		1,565

Interest and other income, net	9	—		9			7	—		7

Income before income taxes	1,188	400		1,588			1,137	435		1,572

Provision for income taxes	247	106	(j)	353			118	92	(k)	307
								97	(l)

Net income	$941	$294		$1,235			$1,019	$246		$1,265

Earnings per share:
Basic	$0.87			$1.15			$0.90			$1.12
Diluted (m)	$0.87			$1.14	(a	)	$0.90			$1.12	(a	)
Average shares used in calculation of earnings per share:
Basic	1,078			1,078			1,129			1,129
Diluted (m)	1,081			1,080	(a	)	1,134			1,132	(a	)

(a) - (m) See explanatory notes on the following pages.

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Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Six Months Ended June 30, 2008					Six Months Ended June 30, 2007
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$7,229	$—		$7,229		$7,169	$—		$7,169
Other revenues	148	—		148		246	—		246

Total revenues	7,377	—		7,377		7,415	—		7,415
Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	1,061	(6)	(a)	1,054		1,150	(8)	(a)	1,105
		(1)	(b)				(7)	(f)
							(30)	(g)
Research and development	1,503	(23)	(a)	1,440		1,668	(48)	(a)	1,580
		(3)	(b)				(37)	(c)
		(36)	(c)				(3)	(h)
		(1)	(h)
Selling, general and administrative	1,778	(23)	(a)	1,756		1,630	(42)	(a)	1,588
		1	(b)
Amortization of intangible assets	147	(147)	(d)	—		148	(148)	(d)	—
Other items	294	(31)	(b)	—		289	(289)	(b)	—
		(263)	(e)

Total operating expenses	4,783	(533)		4,250		4,885	(612)		4,273
Operating income	2,594	533		3,127		2,530	612		3,142

Interest and other income, net	31	—		31		1	51	(i)	52

Income before income taxes	2,625	533		3,158		2,531	663		3,194

Provision for income taxes	548	157	(j)	705		401	92	(k)	659
							166	(l)

Net income	$2,077	$376		$2,453		$2,130	$405		$2,535

Earnings per share:
Basic	$1.92			$2.27		$1.86			$2.21
Diluted (m)	$1.91			$2.26	(a)	$1.84			$2.20	(a)
Average shares used in calculation
of earnings per share:
Basic	1,083			1,083		1,147			1,147
Diluted (m)	1,086			1,085	(a)	1,155			1,152	(a)

(a) - (m) See explanatory notes on the following pages.

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Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	To exclude the impact of stock option expense recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. For the three and six months ended June 30, 2008 and 2007, the total pre-tax expense for employee stock options in accordance with SFAS No. 123R was $24 million and $48 million, respectively, and $52 million and $98 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and six months ended June 30, 2008 and 2007 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
“Adjusted” diluted EPS, excluding stock option expense	$1.14	$1.12	$2.26	$2.20
Impact of stock option expense (net of tax)	(0.01)	(0.03)	(0.03)	(0.06)

“Adjusted” diluted EPS, including stock option expense	$1.13	$1.09	$2.23	$2.14

(b)	To exclude the following restructuring (expenses)/recoveries associated with our restructuring plan announced in August 2007, as follows (in millions):

	Separation Costs (1)	Asset Impairment (2)	Other (3)	Total
Three Months Ended June 30, 2008
Research and development (R&D)	$(1)	$—	$—	$(1)
Other	—	(12)	(9)	(21)

	$(1)	$(12)	$(9)	$(22)

Three Months Ended June 30, 2007
Other	$(3)	$(286)	$—	$(289)

	$(3)	$(286)	$—	$(289)

Six Months Ended June 30, 2008
Cost of sales (excluding amortization of intangible assets)	$—	$(1)	$—	$(1)
R&D	(3)	—	—	(3)
Selling, general and administrative	—	—	1	1
Other	(4)	(14)	(13)	(31)

	$(7)	$(15)	$(12)	$(34)

Six Months Ended June 30, 2007
Other	$(3)	$(286)	$—	$(289)

	$(3)	$(286)	$—	$(289)

(1)	Severance and other related costs.
(2)	Asset impairment charges incurred in connection with the rationalization of our worldwide manufacturing operations and, to a lesser degree, moderation of the expansion of our research facilities.
(3)	Principally related to loss accruals for leases for certain facilities that will not be used in our business.

(c)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the acquisition of Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”).
(d)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition.
(e)	To exclude loss accruals for settlements of certain commercial legal proceedings.
(f)	To exclude merger related expenses incurred due to the Abgenix acquisition, primarily related to incremental costs associated with recording inventory acquired at fair value which is in excess of our manufacturing cost.
(g)	To exclude the impact of writing-off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.
(h)	To exclude for the applicable periods merger related expenses incurred due to the Alantos Pharmaceutical Holding, Inc., and Tularik Inc. acquisitions, primarily related to incremental costs associated with retention. Substantially all related amounts have been incurred.
(i)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of our convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

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Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

(j)	To reflect the tax effect of the above adjustments for 2008, excluding certain of the restructuring charges (see (b) above) and certain of the loss accruals for settlements of commercial legal proceedings (see (e) above).
(k)	To exclude the income tax benefit recognized as the result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service (“IRS”) for prior periods.
(l)	To reflect the tax effect of the above adjustments for 2007, excluding (1) the tax benefit recognized as a result of resolving certain transfer pricing issues with the IRS (see (k) above), (2) certain of the restructuring charges (see (b) above) and (3) the write-off of the cost of a semi-completed manufacturing asset (see (g) above).
(m)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three Months Ended June 30, 2008			Three Months Ended June 30, 2007
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$941	$1,235		$1,019	$1,265

Shares (Denominator):
Weighted-average shares for basic EPS	1,078	1,078		1,129	1,129
Effect of dilutive securities	3	2	(*)	5	3	(*)

Weighted-average shares for diluted EPS	1,081	1,080		1,134	1,132

Diluted earnings per share	$0.87	$1.14		$0.90	$1.12

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$2,077	$2,453		$2,130	$2,535

Shares (Denominator):
Weighted-average shares for basic EPS	1,083	1,083		1,147	1,147
Effect of dilutive securities	3	2	(*)	8	5	(*)

Weighted-average shares for diluted EPS	1,086	1,085		1,155	1,152

Diluted earnings per share	$1.91	$2.26		$1.84	$2.20

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and six months ended June 30, 2008 and 2007 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

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Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Aranesp®—U.S.	$427	$578	$832	$1,232
Aranesp®—International	398	371	754	737
EPOGEN®—U.S	622	624	1,176	1,249
Neulasta®—U.S.	648	573	1,217	1,146
NEUPOGEN®—U.S.	221	200	444	404
Neulasta®—International	214	161	401	307
NEUPOGEN®—International	118	107	225	202
Enbrel®—U.S.	789	777	1,693	1,470
Enbrel®—International	52	46	99	83
Sensipar®—U.S.	102	76	195	153
Sensipar®—International	48	32	88	60
Vectibix®—U.S.	25	45	57	96
Vectibix®—International	7	—	9	—
Other product sales—U.S.	9	6	18	13
Other product sales—International	12	8	21	17

Total product sales	$3,692	$3,604	$7,229	$7,169

U.S.	$2,843	$2,879	$5,632	$5,763
International	849	725	1,597	1,406

Total product sales	$3,692	$3,604	$7,229	$7,169

- MORE -

Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

Amgen Inc.

Condensed Consolidated Balance Sheets—GAAP

(In millions)

(Unaudited)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents and marketable securities	$8,483	$7,151
Trade receivables, net	2,331	2,101
Inventories	2,134	2,091
Other current assets	1,579	1,698

Total current assets	14,527	13,041
Property, plant and equipment, net	5,968	5,941
Intangible assets, net	3,176	3,332
Goodwill	11,338	11,240
Other assets	1,052	1,085

Total assets	$36,061	$34,639

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,429	$4,179
Current portion of other long-term debt	1,000	2,000

Total current liabilities	5,429	6,179
Deferred tax liabilities	381	480
Convertible notes	5,081	5,080
Other long-term debt	5,094	4,097
Other non-current liabilities	1,543	934
Stockholders’ equity	18,533	17,869

Total liabilities and stockholders’ equity	$36,061	$34,639

Shares outstanding	1,057	1,087

- MORE -

Amgen’s Second Quarter Adjusted EPS Increased 2 Percent to $1.14;

Second Quarter Revenue Increased 1 Percent to $3.8 Billion

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2008

			2008
“Adjusted” earnings per share guidance			$4.25	—	$4.45

Known adjustments to arrive at GAAP earnings:
Legal settlements	(a	)			(0.19)
Amortization of acquired intangible assets, product technology rights	(b	)			(0.17)
Stock option expense	(c	)	(0.06)	—	(0.08)
Restructuring costs	(d	)	(0.02)	—	(0.05)
Amortization of acquired intangible assets, R&D technology rights	(e	)			(0.04)

GAAP earnings per share guidance			$3.72	—	$3.97

(a)	To exclude loss accruals for settlements of certain commercial legal proceedings.
(b)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.
(c)	To exclude stock option expense associated with SFAS No. 123R.
(d)	To exclude restructuring related costs.
(e)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.